SonomaWest Holdings Announces
                       Appointment of Walker Stapleton as
                 Chairman, President and Chief Executive Officer


Sebastopol, California, June 17, 2005. SonomaWest Holdings, Inc. (Nasdaq: SWHI) today announced the appointment of Walker Stapleton, a director of the company, as President and Chief Executive Officer. Roger S. Mertz has resigned as the company's Chairman of the Board. He will remain a director of the company.

Mr. Stapleton is currently with Castle Keep Realty of Denver, a private real estate consulting firm. Mr. Stapleton gained transactional experience relating to public and private company financing during his employment at Hambrecht & Quist as an Investment Banker in the group's technology banking division. Most recently, Mr. Stapleton served as Director of Real Estate Acquisitions for Lamar Companies, a private real estate investment firm. Mr. Stapleton was a founding principal of Convergence Capital Partners, a private real estate opportunity fund, which made investments in Eastern Europe. Mr. Stapleton is a graduate of Williams College. He holds a Graduate Degree in Business Economics from The London School of Economics and Political Science. Mr. Stapleton holds a Masters in Business Administration from The Harvard Business School.